Exhibit 10.1

AMENDMENT NO. 2 AND WAIVER

TO REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS AMENDMENT NO. 2 AND WAIVER TO REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”) is made and entered into as of December 4, 2015, by and among DAKOTA PLAINS TRANSLOADING, LLC, a Minnesota limited liability company (“Dakota Transloading”), DAKOTA PLAINS SAND, LLC, a Minnesota limited liability company (“Dakota Sand”), DAKOTA PLAINS MARKETING, LLC, a Minnesota limited liability company (“Dakota Marketing” and, together with Dakota Transloading and Dakota Sand, collectively, the “Borrowers” and, individually, each, a “Borrower”), DAKOTA PLAINS HOLDINGS, INC., a Nevada corporation (“Holdings”), the Lenders party hereto (the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”) and as issuing bank (the “Issuing Bank”).

W I T N E S S E T H:

WHEREAS, the Borrowers, Holdings, the Lenders and the Administrative Agent are parties to that certain Revolving Credit and Term Loan Agreement, dated as of December 5, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers; and

WHEREAS, the Borrowers, Holdings, the Lenders and the Administrative Agent have agreed to amend certain provisions of the Credit Agreement and waive certain Events of Default.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, Holdings, the Lenders and the Administrative Agent agree as follows:

1.                  Amendments.  Effective upon satisfaction of the conditions precedent set forth in Section 3, and in reliance upon the representations and warranties of the Loan Parties set forth in this Amendment and the other Loan Documents, the Credit Agreement is hereby amended as follows:

(a)                The following definitions are hereby added to Section 1.1 of the Credit Agreement in alphabetical order:

“Amendment No. 2” shall mean that certain Amendment No. 2 and Waiver to Revolving Credit and Term Loan Agreement, dated as of December 4, 2015, among the Borrowers, Holdings, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Closing Date” shall mean December 4, 2015.

“World Fuels” shall mean World Fuel Services Corporation and any of its affiliates and subsidiaries.

“World Fuels Disputed Claims” shall mean the pending litigation and disputed claims between the Loan Parties and World Fuels.

1

(b)               The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Margin” shall mean, as of any date:

(i)                 with respect to interest on all Tranche A Term Loans and Revolving Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after the Borrowers deliver each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrowers shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending on March 31, 2015 are required to be delivered shall be at Level I as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrowers shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrowers shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Pricing Grid

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Letter of Credit Fees	Applicable Percentage for Commitment Fee
I	Greater than 3.50:1.00	4.25% per annum	3.25% per annum	4.25% per annum	0.625% per annum
II	Less than or equal to 3.50:1.00 but greater than 3.00:1.00	4.00% per annum	3.00% per annum	4.00% per annum	0.625% per annum
III	Less than or equal to 3.00:1.00 but greater than 2.50:1.00	3.75% per annum	2.75% per annum	3.75% per annum	0.50% per annum
IV	Less than or equal to 2.50:1:00	3.50% per annum	2.50% per annum	3.50% per annum	0.50% per annum

2

(ii)              with respect to interest on all Tranche B Term Loans outstanding on such date, the percentage per annum equal to 9.50% for Eurodollar Loans and 8.50% for Base Rate Loans from the Amendment No. 2 Closing Date until the Tranche B Maturity Date.

“Interest Period” shall mean, with respect to any Term Loan Eurodollar Borrowing, a period of one, two or three months, and with respect to any Revolving Eurodollar Borrowing, a period of one, two or three months; provided that:

              (i)              the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

              (ii)              if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

              (iii)              any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

              (iv)              each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

             (v)              no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Tranche B Maturity Date” shall mean, with respect to the Tranche B Term Loans, the earlier of (i) January 5, 2017 and (ii) the date on which the principal amount of all outstanding Tranche B Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

3

(c)                Section 2.9 of the Credit Agreement is hereby amended by (i) changing clause (c) to clause (d) thereof, and (ii) adding the following new clause (c) immediately after clause (b) thereof:

(c)    “In addition to the payments required immediately above, the Borrowers shall pay to the Administrative Agent, for the pro rata benefit for the account of the Lenders, on or before the dates set forth below, payments in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) an in such other amounts as may be required from time to time pursuant to this Agreement), payments to be applied to the principal amount of the Tranche A Term Loans made pursuant to Section 2.5(a) in the inverse order of maturity:

Installment Date	Aggregate Principal Amount
July 31, 2016	$250,000
August 31, 2016	$250,000
September 30, 2016	$250,000
October 31, 2016	$325,000
November 30, 2016	$325,000
December 31, 2016	$325,000”

(d)               Section 2.12 of the Credit Agreement is hereby amended by adding new clauses (f) and (g) as follows with the appropriate grammatical and punctuation changes thereto:

(f)    “No later than the Business Day following the date of receipt by any Borrower or any other Loan Party of the proceeds of cash distributions and payments from the World Fuels Disputed Claims by such Borrower or any such other Loan Party, Borrowers shall prepay the outstanding principal amount of the Tranche A Term Loan in accordance with Section 2.12(g) in an amount equal to 50% of such proceeds received by Holdings in connection with the World Fuels Disputed Claims; provided that the aggregate amount of proceeds paid in accordance with this Section 2.12(f) shall not exceed $1,500,000.

(g)   Any prepayments made by the Borrowers or any other Loan Party pursuant to subsection (f) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Tranche A Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Tranche A Term Loans applied to the Tranche A Loan principal amount in the inverse order of maturity.”

4

(e)                Section 2.23(a) of the Credit Agreement is hereby amended by amending and restating clause (i) thereof in its entirety to read as follows:

“(i)              the aggregate principal amount of all such Incremental Commitments made pursuant to this Section after the Amendment No. 2 Closing Date shall not exceed $0 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);”

(f)                Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.1              Leverage Ratio.  The Borrowers will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on June 30, 2016, a Leverage Ratio of not greater than:

Fiscal Quarter	Leverage Ratio
For the Fiscal Quarter ending on June 30, 2016	9.42:1.00
For the Fiscal Quarter ending on September 30, 2016	7.52:1.00
For the Fiscal Quarter ending on December 31, 2016	5.15:1.00
For each Fiscal Quarter ending on or after March 31, 2017	3.50:1.00”

(g)                Article VI of the Credit Agreement is hereby amended by adding the following new Section 6.3 immediately after Section 6.2 thereof:

“Section 6.3.              Minimum Unrestricted Liquidity.  The Borrowers will maintain, as of the last Business Day of each month beginning on December 31, 2015, a minimum unrestricted liquidity of $1,000,000 exclusive of any cash in any escrow accounts or similar restricted accounts in which Loan Parties assert or have an interest.”

(h)               Section 7.1 of the Credit Agreement is hereby amended by amending and restating paragraphs (c), (f) and (l) in their entirety to read as follows:

“(c)              Indebtedness of Holdings and its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to each such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $1,000,000 at any time outstanding;

5

(f)              Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $100,000 at any time outstanding;

(l)              other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.”

(i)               Section 7.4 of the Credit Agreement is hereby amended by deleting paragraph (h) and making the appropriate grammatical and punctuation changes thereto and amending and restating paragraph (j) in its entirety to read as follows:

“(j)              other Investments which in the aggregate do not exceed $100,000 in any Fiscal Year.”

(j)               Section 7.6 of the Credit Agreement is hereby amended by amending and restating paragraph (d) in its entirety to read as follows:

“(d)              the sale or other disposition of such assets in an aggregate amount not to exceed $500,000 in any Fiscal Year.”

(k)               Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.14.              Lease Obligations.  Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of Holdings and its Subsidiaries under such leases or agreements to lease, on a consolidated basis, to exceed the amounts set forth on Schedule 7.14 and extensions, renewals and replacements of any such leases or agreements that do not increase the present value of the direct or contingent liabilities of Holdings and its Subsidiaries thereunder (immediately prior to giving effect to such extension, renewal or replacement) by more than $500,000 in the aggregate.”

2.                  Waiver of Events of Default.  Effective upon the Amendment No. 2 Closing Date, the Lenders hereby waive (a) compliance with the Leverage Ratio for the Borrowers’ fiscal quarters ended December 31, 2015 and March 31, 2016, respectively, and (b) all Defaults and Events of Default set forth on Exhibit A hereto, to the earlier of (i) January 5, 2017, (ii) the date of issuance of any judgment, order or similar decree or settlement in favor of World Fuels with respect to the World Fuels Disputed Claims which requires a payment in cash by the Loan Parties, individually or collectively, to World Fuels with respect to the World Fuels Disputed Claims and either (x) enforcement proceedings shall have been commenced by World Fuels upon such judgment, order or similar decree or (y) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment, order or similar decree, by reason of a pending appeal or otherwise, shall not be in effect or (iii) any additional Event of Default arising hereafter and not set forth on Exhibit A; provided, however, that such waivers be limited precisely as written and to the extent described herein, and nothing contained herein shall be deemed to (a) constitute a waiver of compliance by the Loan Parties with respect to any other term, provision or condition of this Credit Agreement or any other Loan Document or (b) prejudice any right or remedy that the Bank may now have or may have in the future under or in connection with this Credit Agreement or any other Loan Document.

6

3.                  Amendment Fee.  The Loan Parties agree to pay to the Administrative Agent a fee (the “Amendment Fee”) in the amount, for the pro rata benefit of all the Lenders, of 3.00% of the aggregate total outstanding with respect to the Revolving Loan Commitment, plus the principal amounts of the Tranche A Term Loan and the Tranche B Term Loan shall be fully earned on the Amendment No. 2 Closing Date payable to the Administrative Agent as follows for the pro rata benefit of all the Lenders:

(a)	1.00% shall be paid in cash on the Amendment No. 2 Closing Date; and

(b)	2.00% shall be paid upon the earlier of payment in full in cash of the Tranche B Term Loan or the occurrence of an Event of Default arising after the Amendment No. 2 Closing Date, provided, however, that 1.00% of the total Amendment Fee shall be forgiven and not paid (or refunded if paid after the occurrence of an Event of Default) if the Tranche B Term Loan is paid in cash in full on or before June 30, 2016.

If the Tranche B Term Loan is not paid in full in cash on or before June 30, 2016, then a fee (in addition the 3.00% outlined above) of 1.00% equal to the aggregate total with respect to the Revolving Loan Commitment, plus the principal amounts of the Tranche A Term Loan and the Tranche B Term Loan outstanding as of June 30, 2016 which shall be fully earned and payable on the earlier of payment in cash in full of (i) the Tranche B Term Loan, (ii) January 5, 2017 or (iii) the date of an Event of Default occurring after the Amendment No. 2 Closing Date;

4.                  Conditions to Effectiveness of this Amendment.  Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Loan Parties shall have no rights under this Amendment, until the following conditions precedent have been satisfied or duly waived by the Lenders party hereto (such date, the “Amendment No. 2 Closing Date”):

(a)              Certain Documents.  The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)              executed counterparts to this Amendment from each of the Loan Parties, the Administrative Agent and the Required Lenders;

(ii)             a certificate of the Secretary or Assistant Secretary of each Loan Party, (x) certifying that there have been no changes or certifying as to any changes from (I) the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party or (II) the bylaws, partnership agreement or limited liability company agreement of such Loan Party, in each case as in effect on the Closing Date or that the organizational documents of such Loan Party attached to such certificate are complete and correct copies of such organizational documents as in effect on the Amendment No. 2 Closing Date, (y) attaching and certifying a copy of the resolutions of its board of directors or other equivalent governing body or any duly authorized committee thereof, or comparable authorization, authorizing the execution, delivery and performance of this Amendment and (z) certifying the name, title and true signature of each officer of such Loan Party executing this Amendment;

7

(iii)              a certificate of good standing or existence for each Loan Party, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;

(iv)              a certificate of a Responsible Officer of each Loan Party, dated as of the Amendment No. 2 Closing Date, certifying that, immediately after giving effect to this Amendment, (x) no Default or Event of Default exists which has not otherwise been waived by this Amendment, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than (A) those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects, and (B) those representations and warranties that specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties were true and correct in all respects as of such earlier date)) and (z) since December 5, 2014, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(v)              a favorable written opinion of Faegre Baker Daniels, LLP addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, covering matters relating to the enforceability, due authority and execution of this Amendment by the Loan Parties;

(vi)             that certain side letter from the Loan Parties dated as of the date of this Amendment attaching thereto summary pages of the 2016 Budget, the detail and supporting information having been provided to the Administrative Agent on December 4, 2015; and

(vii)            all such other documentation as requested by the Administrative Agent in connection herewith.

(b)               Fees and Expenses Paid. The Loan Parties shall have paid to the Administrative Agent:

i.	the Amendment Fee;

ii.	such other fees as the Loan Parties have previously agreed to pay on or prior to the Amendment No. 2 Closing Date to the Administrative Agent or any of its affiliates in connection with this Amendment; and
iii.	the out-of-pocket costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) for which invoices (including estimated fees and expenses) have been presented to the Loan Parties at least one day before the anticipated Amendment No. 2 Closing Date.

5.                  Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each of Holdings and its Subsidiaries hereby represents and warrants the following to the Lenders and the Administrative Agent:

8

(a)                Each of Holdings and its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(b)               The execution, delivery and performance by each Loan Party of this Amendment and any related Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and, if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document and Related Transaction Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)                The execution, delivery and performance by each Loan Party of this Amendment and the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to such Loan Party or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on such Loan Party or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by such Loan Party or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

(d)              This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general.

(e)              Immediately after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than (A) those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects and (B) those representations and warranties that specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties were true and correct in all respects as of such earlier date)), and no Default or Event of Default has occurred and is continuing as of the date hereof.

9

6.                  Reaffirmations and Acknowledgments.

(a)	Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under each Collateral Document to which such Loan Party is a party (i) are in full force and effect, (ii) assuming that the Administrative Agent has taken such actions as set forth in the Collateral Documents, are properly perfected and (iii) are enforceable in accordance with the terms of the Collateral Documents, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b)	Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement and the Loan Documents applicable to it, (ii) that it is responsible for the observance and full performance of its respective Obligations, (iii) that neither it nor any other Loan Party has any right of setoff, recoupment or other offset with respect to any of the Obligations, the Credit Agreement or any other Loan Document and (iv) that, as of December 4, 2015, the aggregate principal balance of the outstanding Obligations under the Credit Agreement is at least $56,937,500 and that the respective principal balances of the various Loans as of such date are not less than the following:

Revolving Loans	$20,000,000
Tranche A Term Loan	$14,437,500
Tranche B Term Loan	$22,500,000

The foregoing amounts do not include interest, fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents.

7.                  Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of each Loan Party (to the extent such Loan Party is a party thereto) to the Lenders and the Administrative Agent. Except as set forth expressly herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

8.                  Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

9.                  No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

10.              Costs and Expenses. The Loan Parties agree to pay on demand all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

11.              Release.  Each Loan Party hereby releases the Lenders and all affiliates, officers, directors, shareholders, partners, members, agents, employees, representatives, advisors and attorneys of the Lenders from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees and reasonable advisors’ fees and disbursements) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have as of the effective date of this Credit Agreement or which may thereafter arise out of or be connected with any act of commission or omission of the Lenders existing or occurring prior to the effective date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to this Amendment. The foregoing release shall be binding upon each Loan Party and shall inure to the benefit of the Lenders, the release parties set forth above and each of their respective heirs, executors, administrators, successors, and assigns. Each Loan Party covenants that it will not sue, sue further, or otherwise prosecute in any way any claim, person, or entity released in the foregoing release on account of or otherwise relating to any claims or causes of action released herein.

10

12.              Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

13.              Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

14.              Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages to Follow]

11

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	DAKOTA PLAINS TRANSLOADING, LLC

	By:	/s/ Gabriel G. Claypool
Name: Gabriel G. Claypool Title: President, Chief Executive Officer and Secretary

DAKOTA PLAINS SAND, LLC

	By:	/s/ Gabriel G. Claypool
Name: Gabriel G. Claypool Title: President, Chief Executive Officer and Secretary

DAKOTA PLAINS MARKETING, LLC

	By:	/s/ Gabriel G. Claypool
Name: Gabriel G. Claypool Title: President, Chief Executive Officer and Secretary

HOLDINGS:	DAKOTA PLAINS HOLDINGS, INC.

	By:	/s/ Gabriel G. Claypool
Name: Gabriel G. Claypool Title: President

SUBSIDIARY LOAN PARTIES:	DPTS MARKETING LLC

	By:	/s/ Timothy R. Brady
Name: Timothy R. Brady Title: Treasurer

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC

	By:	/s/ Timothy R. Brady
Name: Timothy R. Brady Title: Treasurer

[Signature Page to Amendment No. 2]

DPTS SAND, LLC

By:	/s/ Timothy R. Brady
Name: Timothy R. Brady Title: Treasurer

[Signature Page to Amendment No. 2]

SUNTRUST BANK,
as the Administrative Agent and as a Lender

By:	/s/ Janet R. Naifeh
Name: Janet R. Naifeh Title: Senior Vice President

[Signature Page to Amendment No. 2]

Exhibit A

1.	Any Default or Event of Default arising under Section 8.1(c) of the Credit Agreement related to any failure of any representation or warranty of the Loan Parties in Section 4.4 (with respect to there not being any changes with respect to Holdings and its Subsidiaries since December 5, 2014 which have had or could reasonably be expected to have a Material Adverse Effect) or Section 4.5(a) (with respect to there not being any reasonable possibility of an adverse determination in any litigation, investigation or proceeding that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect), solely to the extent that such representations or warranties would not be true as a result of the World Fuels Disputed Claims.

2.	Any Default or Event of Default arising under Section 8.1(f) of the Credit Agreement related to any action by World Fuels to either (a) disaffirm the Subordination Agreement, (b) accelerate all or any part of the Permitted Subordinated Obligations or (c) declare such obligations to be due and payable or required to be prepaid or redeemed, in each case prior to the stated maturity thereof as a result of the World Fuels Disputed Claims.

3.	Any Default or Event of Default arising under Section 8.1(g) of the Credit Agreement related to failure of the Loan Parties to make the Operational Override Payments, payments on the Railcar Leases or any other payment to World Fuels, in each case to the extent that such failure is related to World Fuels Disputed Claims.